Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made this 24th day of January, 2006 by and between Merisant Company, a Delaware corporation (the “Company”), and Jonathan W. Cole (the “Executive”).

WHEREAS, the Executive joined the employment of the Company on April 18, 2005 as Vice President, General Counsel and Secretary of the Company.

WHEREAS, the Company desires to continue to employ the Executive as Vice President, General Counsel and Secretary of the Company and certain of its affiliates upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such continued employment upon and subject to such terms and conditions.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.                                       Employment.  The Company hereby employs the Executive, and the Executive agrees to serve as an employee of the Company during the Period of Employment, as defined in Section 2, in the position and with the duties set forth in Section 3 and at the Company’s corporate headquarters.

2.                                       Period of Employment.  The Executive shall be employed by the Company for the period commencing on April 18, 2005 (the “Effective Date”) and ending on the third anniversary of the Effective Date.  Commencing on the third anniversary of the Effective Date and on each anniversary thereof, the Employment Period shall be automatically extended by one year, unless (x) the Executive gives the Company at least sixty (60) days’ prior written notice of, or (y) the Company gives the Executive at least sixty (60) days’ prior written notice of, in accordance with Section 13 hereof, the intention not to extend the Period of Employment.  The Period of Employment may be terminated prior thereto as provided in Section 7.

3.                                       Position and Duties.  The Executive shall serve as the Vice President, General Counsel and Secretary of the Company, Merisant Worldwide, Inc. (“Parent”), Merisant US, Inc. and Merisant Foreign Holdings I, Inc., reporting to the Chief Executive Officer of the Company and Parent with duties, responsibilities and authority as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States or any other duties and responsibilities of a member of senior management of the Company or Parent, respectively, consistent with the foregoing which may be assigned to the Executive by the Chief Executive of the Company.  Subject to Section 7(e), nothing in the foregoing shall preclude the Company or Parent from making any organizational and reporting changes it may deem necessary or appropriate to most effectively operate the business of the Company, Parent or any of its subsidiaries.  The Executive shall perform faithfully and loyally and to the best of the Executive’s ability the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and efforts to the affairs of the Company and Parent and its subsidiaries during the period of Employment, provided, however, that the Executive may engage in activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements and management of personal investments, to the extent that such other activities do not materially interfere with the performance of Executive’s duties under this Agreement, or conflict with the Code of Business Conduct and Ethics of the Company or violate the terms of any of the covenants contained in Section 8 or 9 hereof.

4.                                       Compensation.

(a)                                  Base Salary.  As compensation for the services of the Executive hereunder, the Company shall pay to the Executive during the Period of Employment a base salary at the annual rate of two hundred seventy-five thousand dollars ($275,000)  commencing on January 1, 2006, less required and authorized withholding and deductions, payable in accordance with the Company’s regular payroll practices.  The base salary shall be reviewed annually, at the same time as for other senior officers of the Company, and increased, as determined by the Compensation Committee of the Board of Directors of the Company in its discretion, but not decreased, except as part of an across-the-board reduction in senior officer base salaries consistent with (on a percentage basis) reductions applicable to other senior officers of the Company, and any such increased (or decreased) amount shall be the Executive’s “Base Salary” for all purposes hereunder thereafter.

(b)                                 Performance Bonus.  In addition to the base salary referred to in paragraph (a) of this Section, during the Period of Employment, the Executive shall be eligible to receive an annual cash bonus in accordance with the terms of the Company’s Annual Incentive Plan or other annual bonus plan, as applicable, as determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion, with a target bonus opportunity as a percentage of Base Salary no less than sixty percent (60%) (“Performance Bonus”).  The performance criteria under the Annual Incentive Plan or other annual bonus plan shall be determined by the Compensation Committee of the Board of Directors of the Company or Parent, as the case may be, within forty-five (45) days after the beginning of the applicable fiscal year.  The Performance Bonus in respect of any fiscal year shall be paid in accordance with the procedures specified by the Compensation Committee, but in no event later than ninety (90) days after the end of each fiscal year.  Notwithstanding, the Executive’s Performance Bonus attributable to calendar year 2005 shall be as set forth in the Company’s offer letter to the Executive, dated April 1, 2005 (“Guaranteed Bonus”).  If the Executive’s employment is terminated by either the Executive without Good Reason or the Company with Cause, no annual cash bonus shall be payable.

(c)                                  Executive Compensation Plans.  In addition to the cash compensation provided for in paragraphs (a) and (b) of this Section, subject to meeting eligibility provisions and to the provisions of this Agreement, the Executive shall be entitled to be a participant in the Company’s executive compensation plans generally available to senior officers of the Company, as presently in effect or as they may be modified by the Company from time to time, actual participation in such plans to be determined by the Compensation Committee of the Board of Directors of the Company.

5.                                       Relocation and Commuting Expense Reimbursement.  The Company shall reimburse the Executive for reasonable commuting expenses for himself and his wife between New York City and Chicago during the Employment Period.  During the Employment Period the Company shall reimburse the Executive for temporary housing in the Chicago metropolitan area until the Executive has purchased a residence in the Chicago metropolitan area and shall cover the closing costs of the purchase of such residence up to $5,000.  The Company shall reimburse the Executive for moving costs up to $10,000.  In addition, the Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to any amounts reimbursed to the Executive pursuant to this Section 5 so that the economic effect to the Executive, after taking into account any tax deductions available to the Executive, is the same as if this reimbursement was provided to the Executive on a non-taxable basis.

6.                                       Employee Benefits.

(a)                          Vacation and Sick Leave.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with the Company’s policy for senior officers of the Company.  In any event, the Executive will be entitled to a minimum of four (4) weeks paid vacation each fiscal year during the Period of Employment.

(b)                         Regular Reimbursed Business Expenses.  The Company shall reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of the Executive’s duties in accordance herewith during the Period of Employment, and provide such other facilities or services as the Company and the Executive may, from time to time, agree are appropriate, in each case in accordance with the Company’s policies established from time to time for senior officers of the Company.

(c)                          Employee Benefit Plans.  In addition to the compensation provided for in Section 4 hereof, subject to meeting eligibility provisions and to the provisions of this Agreement, the Executive shall be entitled to participate in employee benefit plans, practices, policies and programs and fringe benefits, on a basis no less favorable than that provided to other senior officers of the Company.

(d)                         Right to Change Plans.  Subject to Section 7(e), nothing in this Agreement shall be construed to limit, condition or otherwise encumber the rights of Parent or the Company to amend, discontinue, substitute or maintain any benefit plan, program or perquisite.

7.                                       Termination.

(a)                          Accrued Benefits.  In the event of the termination of the Executive’s Period of Employment hereunder for any reason, the Executive (or his estate or representative, as applicable) shall be entitled to receive his Accrued Benefits.  For purposes of this Agreement, “Accrued Benefits” means collectively the following:  (i) any earned but unpaid Base Salary through the last day of the Period of Employment, (ii) any earned but unpaid annual cash bonus or other incentive award for the fiscal year prior to the fiscal year during which the Period of Employment ends, (iii) any accrued but unpaid vacation pay, (iv) any reimbursable business expenses or unpaid perquisites through the last day of the Period of Employment, (v) any vested benefits through the last day of the Period of Employment in accordance with the Company’s employee benefit plans or programs and executive compensation plans, and (vi) any benefit continuation and/or conversion rights in accordance with the Company’s employee benefit plans or programs.

(b)                         Termination on Account of Death or Disability.  If during the Period of Employment the Executive’s employment terminates on account of death or Disability, the Period of Employment shall be immediately terminated and the Executive, or the Executive’s estate or representative, as applicable, shall be entitled under this Agreement to be paid  within thirty (30) days of such termination, his Accrued Benefits.

(c)                          Termination Without Cause.  The Company may terminate the Period of Employment without Cause at any time upon sixty (60) days’ prior written notice to the Executive.  If the Company should terminate the Period of Employment without Cause prior to a Change in Control or more than twelve (12) months after a Change in Control, the Executive shall be entitled to his Accrued Benefits.  In addition, provided that the Executive executes the mutual release and non-disparagement agreement referred to in paragraph (i) of this Section, the Executive will be entitled to the following separation payments:

(i)                                     severance compensation equal to the sum of: (A) continued payment for twelve (12) months of the Executive’s Base Salary (based on his salary in effect immediately prior to such termination); and (B) an amount equal to the annual cash bonus at target under the Company’s Annual Incentive Plan or other annual bonus plan at the rate in effect immediately prior to termination of employment which shall be paid in accordance with the Company’s regular payroll practices reduced, if applicable, by any payments to which the Executive is entitled under any other severance plan of the Company (other than amounts payable pursuant to this Agreement); provided, however, that if a Change in Control occurs during the period in which the Executive is receiving payments hereunder, the amount payable hereunder but not yet paid shall be paid in a lump sum within thirty (30) days following the Change in Control;

(ii)                                 continuation of the Executive’s group health insurance and dental insurance with respect to Executive and his dependents for the greater of (i) the period provided pursuant to the terms of the plan or (ii) if the coverage or insurance is subject to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the COBRA continuation period.  In any case, for the twelve (12) month period immediately following the termination of the Executive’s employment (and only for such period), the costs of such continuation shall be shared by the Company and the Executive in the same proportion as such costs are shared by active employees of the Company.  Notwithstanding the foregoing, in the event the Executive becomes reemployed with another employer and becomes eligible to receive comparable benefits under the employee benefit plans referred to in the preceding sentence from such employer, the Executive and the Executive’s dependent’s shall no longer be entitled to continued participation in the applicable employee benefits plan; and

(iii)                               senior executive level outplacement services for a period of twelve (12) months provided by an outplacement firm selected by the Executive and approved by the Company (such approval not to be unreasonably withheld) and paid for by the Company.

(d)                                 Termination by Executive without Good Reason; Termination by the Company for Cause.  The Executive shall have the right, upon sixty (60) days’ prior written notice to the Company, to terminate the Period of Employment without Good Reason.  The Company may terminate the Period of Employment for Cause at any time.  Notwithstanding the foregoing, the Company shall not be deemed to have terminated the Period of Employment for Cause unless (i) the Company gives written notice to the Executive stating in reasonable detail the events which constitute Cause, (ii) such notice is given within the later of (x) thirty (30) days following the occurrence of such events or (y) five (5) days following the date the Company knows of the event constituting Cause and, (iii) if the Board of Directors of the Company determines, in its sole discretion, that such failure or material breach is reasonably susceptible to cure, the Executive does not effect a cure within thirty (30) days after the receipt of the written notice referred to in clause (i) from the Company.  If the Executive should terminate the Period of Employment without Good Reason or the Company should terminate the Period of Employment for Cause, the Executive shall be entitled under this Agreement to his Accrued Benefits.  The exercise by the Company of its right to terminate the Executive’s employment for Cause shall not abrogate the rights or remedies of the Company in respect of the circumstances giving rise to such termination.

(e)                                  Termination for Good Reason.  The Executive may terminate the Period of Employment for Good Reason.  If the Executive should terminate the

Period of Employment for Good Reason prior to a Change in Control or more than twelve (12) months after a Change in Control, the Executive shall be entitled to his Accrued Benefits.  In addition, provided that the Executive executes the mutual release and non-disparagement agreement referred to in paragraph (i) of this Section the Executive will be entitled to the separation payments delineated in paragraph (c)(i)-(iii) of this Section 7.

(f)                                    Expiration of Period of Employment.  If the Period of Employment ends due to the expiration thereof as a result of notice by the Company not to extend the Period of Employment in accordance with Section 2, the end of the Period of Employment shall constitute and be considered a termination without Cause pursuant to paragraph (c) of this Section and shall entitle the Executive to his Accrued Benefits and the separation payments delineated in paragraph (c)(i)-(iii) of this Section 7.

(g)                                 Termination After a Change in Control.  Notwithstanding any of the foregoing to the contrary, if during the period that commences upon a Change in Control and ends twelve (12) months after a Change in Control, the Company should terminate the Period of Employment without Cause or the Executive should terminate the Period of Employment for Good Reason, the Executive shall be entitled to the same separation payments and benefits as provided under paragraph (c) of this Section 7, except that amounts referred to in clause (i) of paragraph (c) shall be paid in a lump sum within thirty (30) days following the Executive’s termination of employment.

Notwithstanding anything in the above to the contrary, amounts shall also be payable under this paragraph (g) if such termination occurs prior to a Change in Control and it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

(h)                                 Definitions.

For purposes of this Agreement:

(i)                                     “Cause” shall mean: the refusal or continued willful failure by the Executive to perform substantially his duties with the Company (other than any failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Company which identifies in reasonable detail the manner in which the Executive has not substantially performed his duties; engaging in illegal conduct or gross misconduct which causes financial or reputational harm to the Company; habitual abuse of narcotics or alcohol; material breach of any written policy of Company or a subsidiary, including the Company’s Code of Business Conduct and Ethics; fraud or material dishonesty in connection with the business of Company or a subsidiary; any material breach by the Executive of one or more of the covenants contained in Section 8 or 9 hereof; and any violation of a statutory or common law duty of loyalty to the Company or any of its subsidiaries.  For purposes of this definition, acts or omissions of the Executive shall not be considered “willful” unless done or omitted by the Executive (A) intentionally or not in good faith and (B) without the reasonable belief that the Executive’s action or omission was consistent with the direction of the Board, and shall not include failure to act resulting from incapacity due to physical or mental impairment.

(ii)         “Change in Control” shall mean:

(1)         acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than fifty percent (50%) of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, if a majority of the Incumbent Board (as such term is defined below) approve a resolution expressly providing that such acquisition does not constitute a Change in Control under this clause (A) (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company, or a corporation controlled by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; or (E) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall become the beneficial owner within the meaning of Rule 13d-3 promulgated under the Exchange Act (the “Beneficial Owner”) of more than fifty percent (50%) of the Outstanding Common Stock or of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the Beneficial Owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such Beneficial Ownership is publicly announced, such additional Beneficial Ownership shall constitute a Change in Control;

(2)         individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or

(3)         consummation of a  reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (x) all or substantially all of the individual or entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own within the meaning of Rule 13d-3 promulgated under the Exchange Act (“Beneficially Own”) directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns all or substantially all of the outstanding stock of  the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (y) (1) no Person (other than the Company or a corporation controlled by the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, or any Person that Beneficially Owned, immediately prior to such Corporation Transaction, directly or indirectly, more than fifty percent (50%) of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (2) individuals who were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or (z) consummation of a plan of complete liquidation or dissolution of the Company.

(iii)                                       “Disability” shall mean the inability of Executive for a period of 120 consecutive days or 180 days in any twelve (12) month period to render substantially the services required of Executive under this Agreement by reason of mental or physical impairment, whether resulting from illness, accident or otherwise.

(iv)                                      “Good Reason” shall mean the occurrence of any of the following without the Executive’s express written consent: (i) a reduction by the Company in Executive’s Base Salary or target bonus opportunity as in effect on the date of this Agreement or, in the event of a Change in Control, as in effect immediately prior to the Change in Control, it being understood that a change in the performance criteria applicable under any bonus plan (provided that such change, to the extent applicable, effects executives of the Company generally), shall not be Good Reason hereunder; (ii) the Company’s failure to keep in effect retirement, health and welfare benefits plans, and executive compensation plans under which Executive is eligible to receive benefits substantially similar in value in the aggregate to the benefits Executive is eligible to receive under such plans as of the date of this Agreement or, in the event of a Change in Control, the day prior to the effective date of the Change in Control, it being understood that a change in the performance criteria (provided such change is not applicable solely to the Executive) applicable for awards under any incentive or bonus plan, shall not be good reason hereunder, (iii) the Company’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located on the date of this Agreement; (iv) any change in the commuting policy or reimbursement policy set forth in Section 5 as in effect on the date hereof; (v) a change in the duties or reporting responsibilities of Executive that is inconsistent in any substantial adverse respect with Executive’s positions, duties or responsibilities as in effect on the effective date of this Agreement or, in the event of a Change in Control, immediately prior to the Change in Control (including any material adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer having publicly traded securities and does not involve any other event set forth in this paragraph; and (vi) failure by Company to obtain a satisfactory agreement from any Successor (as defined in Section 10) to assume and agree to perform this Agreement as provided in Section 10.  Notwithstanding the foregoing, the Executive shall not be deemed to have terminated the Period of Employment for Good Reason unless the Executive gives written notice to the Company stating in reasonable detail the events which constitute Good Reason, such notice to be given within the later of (i) thirty (30) days of the occurrence of such event or (ii) five (5) days of the date the Executive knows of the event constituting Good Reason and, if such failure or breach is reasonably susceptible to cure, the Company does not effect a cure within such thirty (30) day period.

(i)                                     Mutual Release and Non-Disparagement Agreement.  As a condition of the receipt of the separation payments and benefits under paragraphs (c), (e), (f) and (g) of this Section, the Executive must execute a separation agreement, in form and substance reasonably satisfactory to the Company and the

Executive, containing provisions under which the parties (i) release each other, including the Company, its subsidiaries and the officers, employees and agents of Company and its subsidiaries, from all liability arising out of, or in connection with Executive’s employment and termination of employment with the Company and (ii) agree not at any time to publicly denigrate, ridicule or intentionally criticize each other including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the news media; provided, however, that nothing herein shall prohibit the Company or Executive from making disclosure to tax or legal counsel or disclosure reasonably required under the federal securities laws and the rules of the Securities and Exchange Commission promulgated thereunder and the rules of any stock exchange or national securities market on which the Company’s securities are traded.  If an arbitrator determines that the Executive has materially breached the terms of such separation agreement, the Company may immediately cease all payments to the Executive under this Agreement, may seek recovery of payments received by the Executive under this Agreement and shall be entitled to monetary damages and an injunction, restraining order or other equitable relief restraining any such material breach.  If an arbitrator determines that the Company, its subsidiaries or the officers, employees and agents of the Company have materially breached the terms of such separation agreement, the Executive shall be entitled to monetary damages and an injunction, restraining order or other equitable relief restraining any such material breach.

(j)                                     Tax Gross-Up.  If the Executive incurs an excise tax imposed on “excess parachutes payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) as defined in Section 280G of the Code or any additional tax under Section 409A of the Code, in each case on account of any amount paid or payable to, or for the benefit of, the Executive by the Company or its stockholders or affiliates in respect of obligations of the Company or Parent, in each case, in respect of this Agreement or any of the Company’s or Parent’s incentive and benefit plans, then the Company shall pay the Executive an amount equal to the sum of (x) the excise taxes payable on such excess parachutes payments and/or the additional taxes payable on any amounts, plus (y) an additional amount such that after payment of all taxes on such additional amount there remains a balance sufficient to pay taxes actually due and payable on the tax referred to in clause (x).

(k)                                  No Mitigation.  Upon termination of the Period of Employment, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.  Amounts due to the Executive under this Agreement shall not be subject to offset by the Company for any claims the Company may have against the Executive, unless otherwise specifically agreed to in writing by the Executive.

8.                                       Confidential Information.  The Executive reaffirms and agrees that at all times during the Period of Employment and thereafter the Executive will comply with the terms of the Confidentiality Agreement between the Executive and the Company dated April 18, 2005 and attached as Exhibit A hereto.

9.          Non-competition and Non-solicitation Agreement.

(a)                                  Non-Compete. Without the consent in writing of the Board of Directors of the Company, during the Period of Employment and for the period of  twelve (12) months following termination of employment for any reason, the Executive will not permit the Executive’s name to be used by, or engage in, or carry on, directly or indirectly, either for the Executive or as a member of a partnership or as a stockholder, member, manager, investor, officer or director of a corporation, limited liability company or similar entity or as an employee, agent, associate or consultant of any person, partnership, corporation, limited liability company or similar entity, any business in competition with the business carried on by the Company or any of its subsidiaries within the geographical areas in which the Company or its subsidiaries are conducting their business operations or providing services as of the date of the Executive’s termination of employment (a “Competitive Enterprise”).  Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

(b)                                 Non-Solicit.  Without the consent in writing of the Board of Directors of the Company (which consent shall be in the sole discretion of the Board of Directors of the Company), during the Period of Employment, and for the period of (x) twelve (12) months following termination of employment for any reason other than those specified in clause (y) and (y) twenty-four (24) months following termination of employment by the Company without Cause or by the Executive for Good Reason, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Customer to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause the Executive to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Customer or (iv) Solicit anyone who is then an executive of the Company (or who was an executive of the Company on the date of the Executive’s termination of employment or within the prior twelve (12) months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, (A) a “Customer” means any customer or prospective customer of the Company or its subsidiaries to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s relationship or employment with the Company or its subsidiaries, and (B) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(c)                                  Effect of Material Breach.  In the event the Executive materially breaches the provisions of paragraphs (a) or (b) of this Section 9, the Company may immediately cease all payments to the Executive under this Agreement, may seek recovery of payments received by the Executive under this Agreement and shall be entitled to seek an injunction, restraining order or other equitable relief restraining any such material breach, and monetary damages for such material breach; provided, however, that nothing in the preceding shall prohibit or otherwise impact the Executive’s right or ability to dispute that a material breach has occurred.

10.                                         Successor of Company.  The Company will require any Successor to expressly assume and agree, by an agreement in form and substance satisfactory to the Executive, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  Failure of the Company to obtain such assent at least five business days prior to the time a person becomes a Successor (or if the Company does not have at least five business days after having notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason and, if a Change in Control of the Company has occurred or thereafter occurs, shall entitle the Executive to the benefits provided in paragraph (c) of Section 7.  For purposes of this Agreement, “Successor” shall mean any person (a) that purchases all or substantially all of the assets of the Company or obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of voting securities or otherwise or (b) to whom the Company assigns this Agreement pursuant to Section 15(a).

11.                                         Resolution of Disputes.  Any dispute or controversy arising under or in connection with Executive’s entitlements under this Agreement shall be settled exclusively by arbitration in Chicago, Illinois by one arbitrator in accordance with the National Rules For The Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The expenses of arbitration and reimbursement of the prevailing party’s reasonable legal fees, costs and expenses shall be as determined by the arbitrator in the arbitrator’s sole discretion.

12.                                         Legal Fees. Notwithstanding Section 11 hereof to the contrary, Company shall reimburse the Executive for all reasonable legal costs and fees and related expenses incurred by Executive seeking to obtain or enforce any payment, benefit or right provided by this Agreement if the Executive’s claim is substantially upheld by a court or an arbitration panel.

13.                                         Governing Law.  This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Illinois without reference to rules relating to conflicts of law.  If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14.                                         Notices.  Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given:  (a) if to the Company, to the attention of the Chief Executive Officer, Merisant Company, 10 S. Riverside Plaza, Suite 850, Chicago, IL  60606; and (b) if to the Executive, to Jonathan W. Cole, at his last residence address identified on the payroll records of the Company.  All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by certified mail, return receipt requested, or (iv) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth day after mailing by certified mail, or upon the second day after sending by express courier service from within the United States.

15.           Miscellaneous.

(a)                          Entire Agreement.  This Agreement, any attachments hereto, the employee benefit plans referenced herein and any agreements thereunder and the Indemnification Agreement existing as of the Effective Date between the Company and the Executive constitute the entire understanding between the Company and the Executive relating to the employment of the Executive by the Company and supersede and cancel all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.  In the event of any inconsistency between this Agreement and any other agreement or document referred to herein, the terms of this Agreement shall govern.  This Agreement may be amended but only by a subsequent written agreement of the parties.  This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs, executors, administrators and beneficiaries, and the Company and its successors.  This Agreement may not be assigned by one party without the express prior written consent of the other party; provided, however, that, subject to Section 10 hereof the Company may assign its rights and obligations hereunder to Parent and from and after the effective time of such assignment the “Company” as used hereunder shall mean Parent.

 (b)                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)                          Withholding Taxes.  All amounts payable to the Executive under this Agreement shall be subject to applicable withholding of income, wage and other taxes if required by applicable law.

(d)                         Compliance with Section 409A.  Notwithstanding any of the foregoing to the contrary, if any payments of money, delivery of shares of Company stock or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits (x) shall, if compliance with Section 409A of the Code can be effected by delaying such payments, delivery of shares or other benefits, be delayed until the earliest date on which such payments, delivery of shares or other benefits may be made without causing the application of an accelerated or additional tax under Section 409A of the Code, and (y) if compliance with Section 409A of the Code cannot be effected by delaying such payments, delivery of shares or other benefits, may be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Executive, that does not cause such accelerated or additional tax.

(e)                          Survival.  Sections 7, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Period of Employment and/or this Agreement.

(f)                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

(g)                         Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(h)                         Third Party Beneficiary.  The Parent is a third party beneficiary of this Agreement with the right to enforce the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

MERISANT COMPANY

By:	/s/ Paul Block
Paul Block
Chief Executive Officer

By:	/s/ Jonathan W. Cole
Jonathan W. Cole

EXHIBIT A

Confidentiality Agreement

[previously executed document to be attached in hard copy]

Exhibit A

AGREEMENT

In consideration of the compensation and other benefits of my employment and continued employment by Merisant Company or one of its Subsidiaries and of other valuable consideration, I agree with Merisant as follows:

EMPLOYMENT BY MERISANT

As used herein, “Merisant” means Merisant Company or one of its Subsidiaries, whichever is my employer.  The term “Subsidiary” means any corporation, joint venture or other business organization in which Merisant Company now or hereafter, directly or indirectly, owns or controls more than a fifty percent (50%) equity interest.

During my Merisant employment I shall devote my working time and best efforts to the service of Merisant and shall comply with the policies and procedures of Merisant, including those relating to security and employee conduct, and I shall not engage in any planning or other business or technical activity, competitive with or in conflict with the business interests of Merisant Company or any Subsidiary.

CONFIDENTIAL INFORMATION

As used herein, “Confidential Information” means all technical and business information of Merisant Company and its Subsidiaries, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I have access during my employment.  “Confidential Information” such also include results derived from confidential evaluations of, and the confidential use or non-use by Merisant Company or any Subsidiary of, technical or business information in the public domain.

I shall use my best efforts and diligence both during and after my Merisant employment to protect the confidential, trade secret and/or proprietary character of all Confidential Information.  I shall not, directly or indirectly, use (for myself or another) or disclose any Confidential Information for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of my Merisant duties and as may be required by courts, administrative or regulatory agencies.

I shall deliver promptly to Merisant, at the termination of my employment, or at any other time at Merisant’s request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information.

Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom Merisant Company or any Subsidiary has a business relationship.

I understand that I am not to disclose to Merisant Company or any Subsidiary, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of my former employers.

COMPETITIVE ACTIVITY

I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of two years following termination for any reason of my final employment with Merisant Company or any Subsidiary, engage in or contribute my knowledge to any work or activity that involves a (a) tabletop sweetener product; or (b) any product or process, which is then competitive with a product or process (i) from which the Subsidiary, division or region of Merisant for which I devoted the majority of my time then derives a material portion of its earnings and (ii) about which I accessed Confidential Information while at Merisant Company or any Subsidiary at any time during the period of five years immediately prior to such termination (“Competitive Work”).  Following the expiration of said two year period, I shall continue to be obligated under the “Confidential Information” section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

During my employment by Merisant and for a period of two years thereafter, I shall not, directly or indirectly, induce or attempt to induce a salaried employee of Merisant Company or any of its Subsidiaries to accept employment or affiliation involving Competitive Work with another firm or corporation of which I am an employee, owner, partner, shareholder, or consultant.

If, at any time of enforcement of this Agreement, a court or an arbitrator holds that the terms stated in this “Competitive Activity” section are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and/or scope permitted by law.

IDEAS, INVENTIONS OR

DISCOVERIES

I shall promptly disclose to Merisant all ideas, inventions or discoveries, whether or not patentable, which I may conceive or make, alone or with others, during my employment, whether or not during working hours, and which directly or indirectly

(a)   relate to matters within the scope of my duties or field of responsibility during my employment by Merisant Company or its Subsidiaries; or

(b)   are based on my knowledge of the actual or anticipated business or

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interests of Merisant Company or its Subsidiaries; or

(c)   are aided by the use of time, materials, facilities or information of Merisant Company or its Subsidiaries.

I hereby assign to Merisant, or its nominee, without further compensation, all of my right, title and interest in all such ideas, inventions or discoveries in all countries of the world.

Without further compensation but at Merisant’s expense, I shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by Merisant to enable Merisant to obtain, maintain, and enforce protection of such ideas, inventions and discoveries for and in the name of Merisant, or its nominee, in all countries of the world.  However, should I render any of these services following termination of my employment, I shall be compensated at a rate per hour equal to the base salary I received from Merisant at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

I recognize that ideas, inventions or discoveries of the type described above conceived or made by me, alone or with others, within one year after termination of my employment are likely to have been conceived in significant part while employed by Merisant.  Accordingly, I agree that such ideas, inventions or discoveries shall be presumed to have been conceived during my Merisant employment unless and until I have established the contrary by clear and convincing evidence.

MISCELLANEOUS

This Agreement shall be construed under the laws of the State of Illinois and shall be binding upon and enforceable against my heirs and legal representatives and the assignees of any idea, invention or discovery conceived or made by me.

To the extent this Agreement is legally enforceable, it shall supersede all previous agreements covering this subject matter between me and Merisant Company or its Subsidiaries, but shall not relieve me or such other party from any obligations incurred under any such previous agreement while in force.

If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement.  If any provision of this Agreement is held to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

If I am transferred from the company which was my employer at the time I signed this Agreement to the employment of another company that is a Subsidiary of Merisant Company or is Merisant Company itself, and I have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new employer shall be termed “Merisant” for all purposes hereunder and shall have the right to enforce this

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Agreement as my employer.  In the event of any subsequent transfer, my new employer shall succeed to all rights under this Agreement so long as such employer shall be Merisant Company or one of its Subsidiaries and so long as this Agreement has not been superseded.

Nothing in this Agreement alters the at-will employment relationship between Merisant and its employees.

This Agreement is signed in duplicate, as of the 20th of April 2005.

MERISANT COMPANY

By:	/s/ Jonathan W. Cole	/s/ Jonathan W. Cole
Signature of Employee

Title:		Jonathan W. Cole
Typed Name of Employee

OR

Name of Subsidiary		Employment Location

By:

Title:

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